                                                                      EXHIBIT 13

INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Post-Effective Amendment No. 49 to Registration Statement No. 2-25483 filed on Form N-3 of Continental Assurance Company Separate Account (B) (a separate account of Continental Assurance Company, a wholly-owned subsidiary of Continental Casualty Company, which is a wholly-owned subsidiary of CNA Financial Corporation, an affiliate of Loews Corporation) of our reports dated, February 19, 2001, accompanying the financial statements of Continental Assurance Company Separate Account (B) for the year ended December 31, 2000 (two years ended December 31, 2000 for the statement of changes in participants' equity), and the financial highlights of Continental Assurance Company Separate Account (B) for the ten years ended December 31, 2000, and our report dated April 20, 2001 (which report expresses an unqualified opinion and includes an explanatory paragraph as to an accounting change), accompanying the consolidated financial statements of Continental Assurance Company as of and for the years ended December 31, 2000 and for the three years in the period ended December 31, 2000 appearing in or incorporated by reference in the Prospectus and the Statement of Additional Information, which are part of such Registration Statement. We also consent to the reference to us under the heading "Independent Auditors" in the Statement of Additional Information, which is part of such Registration Statement.


Deloitte & Touche LLP

Chicago, Illinois
April 30, 2001

--------------------------------------------------------------------------------

Dear Participant:
--------------------------------------------------------------------------------

   Continental Assurance Company's Separate Account (B) ended 2000 with an accumulated unit value decrease of 8.37% for the year, while the dividend-adjusted Standard & Poor's Index of 500 stocks (S&P 500) had a negative total return of 9.10%. In comparison, the NASDAQ index, a proxy for the technology sector, was down 39.18%. The Lipper Index for large-cap growth mutual funds was down 19.68%.

   The major factors influencing the direction of stock prices during 2000 were the Federal Reserve's series of Fed funds rate increases, rising energy prices, and a sharp slowdown in economic growth during the second half of the year which resulted in a general downturn in corporate earnings growth. The Federal Reserve had increased the Fed Funds rate six times for a total of 175 basis points since tightening began on June 30, 1999. The Federal Reserve last raised interest rates on May 16, 2000, but did not shift to a bias toward economic weakness until the December 11, 2000 meeting. On January 3, 2001 the Federal Reserve lowered the Fed Funds rate by 50 basis points to 6.00%, not waiting until its scheduled meeting at the end of January. At its regular meeting on January 31, 2001, the Federal Reserve again lowered its target for Fed Funds by 50 basis points to 5.50%

   U.S. retail sales fell in the fourth quarter at a 2.0 percent annual rate, the largest decline since a 2.9 percent drop in the fourth quarter of 1990. Consumer confidence dropped sharply during December as the economic slowdown, falling stock prices and skyrocketing fuel costs began to effect the consumer pocketbook. The capital spending outlook has also deteriorated as the previously high-flying technology sector has experienced a slowdown in growth. The communications area has particularly weakened as new capacity exceeded near term demand and, in the case of start-up companies, the ability to finance expansion came into question.

   Your Separate Account (B) portfolio is structured for growth, with a core holding of high quality, large capitalization companies. This sector of the market underperformed in 2000, after having strong performance over the previous five years. Last year was a difficult year for technology stocks, as the representative NASDAQ index dropped approximately 50% from its high reached in March, 2000. Many large cap growth funds had an overweighting of technology stocks resulting in bad performance for the group as a whole. Because Separate Account (B) was only modestly overweighted, results were better than the averages. Separate Account (B) was approximately in line with the technology component of the S&P 500 index at year-end.

   Market volatility during 2000 created opportunities to write call options on stocks held in the portfolio. This volatility generated larger premiums than would have otherwise been received, and provided an opening to write a series of call options on the same stock position. Separate Account (B) had its most productive option writing year yet with net call premium exceeding $3.5 million.

   The market could face several more quarters of disappointing earnings news because the economic slowdown is still at an early stage and pricing power will continue to lag. During 2001, the market will be caught between the opposing forces of weak profits and easier money policy. The market can bounce when the Federal Reserve cuts rates, but will probably fall back with each quarter of earnings setbacks. The most dynamic price/earnings expansions occur when the Federal Reserve is easing rates or when long-term rates are falling. Expansion in multiples has generally been large when rates are near the lower end of the historical range, as they are now.

   Historically the market generally has picked up with the economy still in a recession with profit growth collapsing. This pickup results primarily from Federal Reserve policy toward ease and higher capitalization rates taking precedence over sluggish earnings growth. As a result, management believes that equity prices could rise moderately during 2001, although we remain concerned that the risk of a financial accident is relatively high given the amount of leverage and speculation that has fed the boom during the past few years.

   Your investment managers will continue to monitor market conditions closely and make portfolio changes that we believe will enhance relative returns. Thank you for your continued support and participation.

Cordially,

/s/Marilou R. McGirr
Marilou R. McGirr
Chairman of the Committee
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                              FINANCIAL HIGHLIGHTS
               CONTINENTAL ASSURANCE COMPANY SEPARATE ACCOUNT (B)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                                YEAR ENDED DECEMBER 31,
                                                         ---------------------------------------------------------------------
(PER ACCUMULATION UNIT OUTSTANDING DURING THE PERIOD)      2000           1999           1998           1997           1996
------------------------------------------------------------------------------------------------------------------------------
Value at the beginning of the period                        $28.78         $21.55         $17.69         $14.14         $11.74
                                                         ---------      ---------      ---------      ---------      ---------
Investment income                                             0.20            .17            .20            .23            .19
Fees                                                          0.24            .20            .16            .13            .10
                                                         ---------      ---------      ---------      ---------      ---------
   NET INVESTMENT (LOSS)/INCOME                              (0.04)          (.03)           .04            .10            .09
Net (loss)/gain on investments                               (2.37)          7.26           3.82           3.45           2.31
                                                         ---------      ---------      ---------      ---------      ---------
   NET (DECREASE)/INCREASE IN PARTICIPANTS' EQUITY
      RESULTING FROM OPERATIONS                              (2.41)          7.23           3.86           3.55           2.40
                                                         ---------      ---------      ---------      ---------      ---------
VALUE AT END OF PERIOD                                      $26.37         $28.78         $21.55         $17.69         $14.14
                                                         =========      =========      =========      =========      =========

Ratio of investment(loss)/income -- net to average
   participants' equity                                      (0.14)%        (0.13)%         0.20%          0.60%          0.70%
Ratio of fees to average participants equity                  0.83%          0.83%          0.83%          0.83%          0.83%
Portfolio turnover rate                                         19%            34%            41%            45%            53%
Number of accumulation units outstanding at end of
  period                                                 7,492,803      7,908,845      8,320,912      8,612,630      8,502,140

--------------------------------------------------------------------------------
                See Accompanying Notes to Financial Statements.
--------------------------------------------------------------------------------
                       COMMITTEE FOR SEPARATE ACCOUNT (B)
--------------------------------------------------------------------------------
                                    MEMBERS
--------------------------------------------------------------------------------

Marilou R. McGirr, Chairman
Vice President
Continental Assurance Company

Richard W. Dubberke
Vice President and
Portfolio Manager
Continental Assurance Company

Richard T. Fox
Financial Consultant

William W. Tongue
Professor of Economics
and Finance, Emeritus
University of Illinois at Chicago

Peter J. Wrenn
President
Hudson Technology, Inc.

--------------------------------------------------------------------------------

SECRETARY
Lynne Gugenheim
Group Vice President and
Deputy General Counsel
AUDITORS
Deloitte & Touche LLP
Chicago, Illinois
CUSTODIAN
Chase Manhattan Trust Company
of Illinois
Chicago, Illinois

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     This report has been prepared for the information of participants in Continental Assurance Company Separate Account (B) and is not authorized for distribution to prospective investors unless preceded or accompanied by an effective prospectus that includes information regarding Separate Account (B)'s objectives, policies, management, records, sales commissions and other information.

--------------------------------------------------------------------------------

                    ---------------------------------------
                       RECORD OF ACCUMULATION UNIT VALUES
                    ---------------------------------------

                      UNIT
       VALUATION     MARKET
          DATE       VALUE
---------------------------
2000  December 31,   $26.37
1999  December 31,    28.78
1998  December 31,    21.55
1997  December 31,    17.69
1996  December 31,    14.14
1995  December 31,    11.74
1994  December 31,     8.85
1993  December 31,     8.91
1992  December 31,     7.70
1991  December 31,     7.29

     The Annuity Unit Values shown at the right are based on the monthly increases or decreases in the accumulation unit values in excess of an assumed annualized rate of 3 1/2% and rounded to the nearest cent.

                    ---------------------------------------
                         RECORD OF ANNUITY UNIT VALUES
                    ---------------------------------------

                      UNIT
       VALUATION     MARKET
          DATE       VALUE
---------------------------
2000  December 31,   $ 8.15
1999  December 31,     8.71
1998  December 31,     6.69
1997  December 31,     6.05
1996  December 31,     4.88
1995  December 31,     4.36
1994  December 31,     3.35
1993  December 31,     3.39
1992  December 31,     3.14
1991  December 31,     2.71

--------------------------------------------------------------------------------
         ILLUSTRATION OF AN ASSUMED INVESTMENT IN ONE ACCUMULATION UNIT
--------------------------------------------------------------------------------
     Separate Account (B) does not make distributions of investment income and realized capital gains; therefore, the unit values include investment income and capital gains. This chart displays the unit value at December 31, for the past ten years. This period was one of mixed stock prices. These values should not be considered representations of values which may be achieved in the future.
[BAR GRAPH]

                                                                              UNIT VALUE
                                                                              ----------
1991                                                                              7.29
1992                                                                              7.70
1993                                                                              8.91
1994                                                                              8.85
1995                                                                             11.74
1996                                                                             14.14
1997                                                                             17.69
1998                                                                             21.55
1999                                                                             28.78
2000                                                                             26.37

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                            SCHEDULE OF INVESTMENTS
               CONTINENTAL ASSURANCE COMPANY SEPARATE ACCOUNT (B)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
DECEMBER 31, 2000

                                                              NUMBER OF                         MARKET
(ALL INVESTMENTS ARE IN SECURITIES OF UNAFFILIATED ISSUERS)    SHARES         COST              VALUE
---------------------------------------------------------------------------------------------------------
COMMON STOCKS:

   CONSUMER DISCRETIONARY
      MEDIA-(11.0%)
      AT&T Corp -- Liberty Media A                             513,248    $  1,223,998       $  6,960,926
      America Online, Inc.                                      60,000       3,984,094          2,088,000
      Clear Channel                                             40,000       2,448,256          1,937,500
      Comcast Corporation Class A                              120,000       2,964,296          5,010,000
      General Motors Class H                                    90,000       2,638,060          2,070,000
      Tribune Company                                           90,000       2,663,600          3,802,500
                                                                          ------------       ------------
                                                                            15,922,304         21,868,926
                                                                          ------------       ------------
      MULTILINE RETAIL-(1.6%)
      Wal-Mart Stores, Inc.                                     60,000       3,021,901          3,187,500
                                                                          ------------       ------------
   CONSUMER STAPLES
      BEVERAGES-(2.0%)
      Pepsico, Inc.                                             82,000       2,631,794          4,064,125
                                                                          ------------       ------------
      FOOD PRODUCTS-(0.7%)
      Hain Celestial Group                                      45,000       1,587,188          1,462,500
                                                                          ------------       ------------
      PERSONAL PRODUCTS-(1.3%)
      Gillette Co.                                              74,000       1,600,358          2,673,250
                                                                          ------------       ------------
      FOOD & DRUG RETAILING-(4.2%)
      The Kroger Co.                                           120,000       3,024,930          3,247,500
      Safeway, Inc.                                             80,000       2,223,050          5,000,000
                                                                          ------------       ------------
                                                                             5,247,980          8,247,500
                                                                          ------------       ------------
   ENERGY/EQUIPMENT & SERVICES-(4.0%)
      Calpine Corp.                                             40,000       1,625,094          1,802,500
      Schlumberger, Ltd.                                        44,600       1,434,294          3,565,212
      Transocean Sedco Forex Inc.                               55,606       2,032,702          2,557,876
                                                                          ------------       ------------
                                                                             5,092,090          7,925,588
                                                                          ------------       ------------
   FINANCIAL
      BANKS-(4.7%)
      Mellon Financial Corp.                                    75,000       3,017,213          3,689,063
      Wells Fargo & Company                                    100,000       2,381,250          5,568,750
                                                                          ------------       ------------
                                                                             5,398,463          9,257,813
                                                                          ------------       ------------
      DIVERSIFIED FINANCIALS-(6.3%)
      American Express Company                                  85,000       2,996,937          4,669,688
      Citigroup, Inc.                                           97,500       1,137,760          4,978,594
      Federal Home Loan Mortgage                                40,000       2,000,525          2,755,000
                                                                          ------------       ------------
                                                                             6,135,222         12,403,282
                                                                          ------------       ------------
   HEALTHCARE
      HEALTHCARE EQUIPMENT-(3.4%)
      Medtronic, Inc.                                          110,000       1,853,175          6,641,250
                                                                          ------------       ------------

                See accompanying Notes to Financial Statements.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                      SCHEDULE OF INVESTMENTS (CONTINUED)
               CONTINENTAL ASSURANCE COMPANY SEPARATE ACCOUNT (B)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
DECEMBER 31, 2000

                                                              NUMBER OF                         MARKET
(ALL INVESTMENTS ARE IN SECURITIES OF UNAFFILIATED ISSUERS)    SHARES         COST              VALUE
---------------------------------------------------------------------------------------------------------
    HEALTH CARE PROVIDER-(4.8%)
    Cardinal Health, Inc.                                       59,625    $  3,343,330       $  5,940,141
    Columbia/HCA Healthcare                                     80,000       2,157,618          3,520,800
                                                                          ------------       ------------
                                                                             5,500,948          9,460,941
                                                                          ------------       ------------
    BIOTECHNOLOGY-(1.2%)
    Genentech, Inc.                                             29,000       2,401,247          2,363,500
                                                                          ------------       ------------
    PHARMACEUTICAL-(10.9%)
    Lilly (Eli) Corp.                                           30,000       2,468,423          2,791,875
    Pfizer, Inc.                                               133,000         147,049          6,118,000
    Pharmacia Corporation                                       80,000       2,821,024          4,880,000
    Schering-Plough Corp.                                      100,000         865,375          5,675,000
    Watson Pharmaceuticals, Inc.                                40,000       1,984,275          2,047,500
                                                                          ------------       ------------
                                                                             8,286,146         21,512,375
                                                                          ------------       ------------
  INDUSTRIALS
    ELECTRICAL EQUIPMENT-(2.9%)
    Emerson Electric Company                                    45,000       2,775,641          3,546,562
    Molex, Inc., Class A                                        86,993         828,187          2,212,884
                                                                          ------------       ------------
                                                                             3,603,828          5,759,446
                                                                          ------------       ------------
    INDUSTRIAL CONGLOMERATE-(6.5%)
    General Electric Co.                                       120,000       2,014,212          5,752,500
    SPX Corp.                                                   18,000       2,616,893          1,947,375
    Tyco International, LTD New                                 92,000       2,692,488          5,106,000
                                                                          ------------       ------------
                                                                             7,323,593         12,805,875
                                                                          ------------       ------------
  INFORMATION TECHNOLOGY
    COMMUNICATION EQUIPMENT-(8.5%)
    Cisco Systems, Inc                                         150,000       1,545,035          5,737,500
    Corning, Inc.                                               10,000         680,600            528,125
    Motorola, Inc.                                             127,000       3,408,627          2,571,750
    Nokia Corp.                                                 50,000       2,591,283          2,175,000
    Qualcom, Inc.                                               15,000       1,181,875          1,232,812
    Tellabs, Inc.                                               81,000       3,745,000          4,576,500
                                                                          ------------       ------------
                                                                            13,152,420         16,821,687
                                                                          ------------       ------------
    COMPUTERS & PERIPHERALS-(5.0%)
    EMC Corporation                                             66,400       1,179,459          4,415,600
    International Business Machines Corp.                       25,000       2,160,900          2,125,000
    Sun Microsystems, Inc.                                     120,000       2,067,813          3,345,000
                                                                          ------------       ------------
                                                                             5,408,172          9,885,600
                                                                          ------------       ------------
    SOFTWARE-(3.4%)
    First Data Corp.                                            75,000       1,756,600          3,951,562
    Microsoft Corporation                                       41,000       3,262,766          1,783,500
    Siebel Systems, Inc.                                        15,000       1,210,875          1,016,250
                                                                          ------------       ------------
                                                                             6,230,241          6,751,312
                                                                          ------------       ------------

                See accompanying Notes to Financial Statements.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                      SCHEDULE OF INVESTMENTS (CONTINUED)
               CONTINENTAL ASSURANCE COMPANY SEPARATE ACCOUNT (B)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
DECEMBER 31, 2000

                                                              NUMBER OF                         MARKET
(ALL INVESTMENTS ARE IN SECURITIES OF UNAFFILIATED ISSUERS)    SHARES         COST              VALUE
---------------------------------------------------------------------------------------------------------
    ELECTRONICS EQUIPMENT-(1.5%)
    Agilent Technologies, Inc.                                  20,000    $  1,449,425       $  1,095,000
    Solectron Corp.                                             55,000       2,301,213          1,864,500
                                                                          ------------       ------------
                                                                             3,750,638          2,959,500
                                                                          ------------       ------------
    SEMICONDUCTOR EQUIPMENT-(1.8%)
    Applied Materials                                           91,000       3,194,812          3,475,063
                                                                          ------------       ------------
    SEMICONDUCTOR CHIPS-(1.2%)
    Intel Corporation                                           69,200       2,115,512          2,093,300
    Micron Technology, Inc.                                     10,000         770,913            355,000
                                                                          ------------       ------------
                                                                             2,886,425          2,448,300
                                                                          ------------       ------------
MATERIALS-(1.9%)
    Alcoa, Inc.                                                110,000       3,626,643          3,685,000
                                                                          ------------       ------------
TELECOMMUNICATION SERVICES-(2.8%)
    Equant N.V.                                                 55,000       3,136,000          1,433,438
    Verizon (FKA Bell Atlantic)                                 45,000       2,670,119          2,255,625
    Vodafon Group                                               55,000       2,083,945          1,969,687
                                                                          ------------       ------------
                                                                             7,890,064          5,658,750
                                                                          ------------       ------------
UTILITIES: MULTI-UTILITIES-(6.4%)
    Enron Corp.                                                120,000       2,187,221          9,975,000
    Williams Companies, Inc.                                    70,000       2,650,425          2,795,625
                                                                          ------------       ------------
                                                                             4,837,646         12,770,625
                                                                          ------------       ------------
         TOTAL COMMON STOCKS-(98.1%)                                      $126,583,298       $194,089,708
                                                                          ------------       ------------

SHORT-TERM BONDS:
    FINANCIAL SERVICES -- BANK-(1.9%)
    Bank One NA Illinois, 6.40% due 1/04/01                   3,847,000      3,847,000          3,849,736
                                                                          ------------       ------------
         TOTAL SHORT-TERM BONDS-(1.9%)                                       3,847,000          3,849,736
                                                                          ------------       ------------
         TOTAL INVESTMENTS-(100.0%)                                       $130,430,298       $197,939,444
                                                                          ============       ============

                See accompanying Notes to Financial Statements.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                      SCHEDULE OF INVESTMENTS (CONTINUED)
               CONTINENTAL ASSURANCE COMPANY SEPARATE ACCOUNT (B)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
DECEMBER 31, 2000

                                                               NUMBER OF          MARKET
(ALL INVESTMENTS ARE IN SECURITIES OF UNAFFILIATED ISSUERS)    CONTRACTS           VALUE
------------------------------------------------------------------------------------------
OPTIONS:
   Cardinal Health, Inc.                                          100            $ (37,688)
   Enron Corp.                                                    100               (2,375)
                                                                                 ---------
         TOTAL OPTIONS                                                           $ (40,063)
                                                                                 =========

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                See accompanying Notes to Financial Statements.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                       TEN LARGEST COMMON STOCK HOLDINGS
               CONTINENTAL ASSURANCE COMPANY SEPARATE ACCOUNT (B)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                  MARKET          % OF NET
DECEMBER 31, 2000                                                  VALUE           ASSETS
------------------------------------------------------------------------------------------
Enron Corp.                                                     $ 9,975,000          5.1%
AT&T Corp.-Liberty Media A                                        6,960,926          3.5
Medtronic, Inc.                                                   6,641,250          3.4
Pfizer, Inc.                                                      6,118,000          3.1
General Electric                                                  5,752,500          2.9
Cardinal Health, Inc.                                             5,940,141          3.0
Cisco Systems, Inc.                                               5,737,500          2.9
Schering-Plough Corp.                                             5,675,000          2.9
Wells Fargo & Company                                             5,568,750          2.8
Tyco International LTD New                                        5,106,000          2.6
------------------------------------------------------------------------------------------
    TEN LARGEST COMMON STOCK HOLDINGS                           $63,475,067         32.2%
==========================================================================================

--------------------------------------------------------------------------------
                        ALLOCATION OF EQUITY INVESTMENTS
               CONTINENTAL ASSURANCE COMPANY SEPARATE ACCOUNT (B)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                     2000
---------------------------------------------------------------------------
Information Technology                                               21.8%
Healthcare                                                           20.6
Consumer Discretionary                                               12.9
Financial Services                                                   11.2
Industrials                                                           9.5
Consumer Staples                                                      8.5
Utilities                                                             6.6
Energy                                                                4.1
Telecommunications                                                    2.9
Materials                                                             1.9
---------------------------------------------------------------------------
    ALLOCATION OF EQUITY INVESTMENTS                                100.0%
===========================================================================

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                      STATEMENT OF ASSETS AND LIABILITIES
               CONTINENTAL ASSURANCE COMPANY SEPARATE ACCOUNT (B)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

DECEMBER 31, 2000
----------------------------------------------------------------------------
ASSETS:
   Investments in securities of unaffiliated issuers
      Common stocks, at market (cost: $126,583,298)             $194,089,708
   Short-term notes, at amortized cost (approximates market)       3,849,736
                                                                ------------
          TOTAL INVESTMENTS                                      197,939,444
   Cash                                                               12,636
   Dividends receivable                                               60,006
   Receivable for securities sold                                    609,510
   Receivable from Continental Assurance Company for fund
     deposits                                                         28,968
                                                                ------------
          TOTAL ASSETS                                           198,650,564
                                                                ------------
LIABILITIES:
   Fees payable to Continental Assurance Company                     499,548
   Deferred income on call options written                           138,437
   Payable for securities purchased                                  383,687
   Payable to Continental Assurance Company for fund
     withdrawals                                                     405,542
                                                                ------------
          TOTAL LIABILITIES                                        1,427,214
----------------------------------------------------------------------------
PARTICIPANTS' EQUITY -- NET ASSETS(7,492,803 units issued
  and outstanding at $26.37 per unit)                           $197,223,350
============================================================================

--------------------------------------------------------------------------------
                            STATEMENT OF OPERATIONS
               CONTINENTAL ASSURANCE COMPANY SEPARATE ACCOUNT (B)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

YEAR ENDED DECEMBER 31, 2000
----------------------------------------------------------------------------
Investment Income:
   Dividends                                                    $  1,199,369
   Interest and other                                                336,610
                                                                ------------
         Total investment income                                   1,535,979
                                                                ------------
Fees to Continental Assurance Company:
   Investment advisory fees                                        1,112,478
   Service fees                                                      734,236
                                                                ------------
         Total fees                                                1,846,714
                                                                ------------
         NET INVESTMENT LOSS                                        (310,735)
                                                                ------------
Investments:
   Net realized gains and losses
         Stock                                                    16,942,342
         Calls written                                             3,541,442
   Change in net unrealized gains and losses                     (38,362,027)
                                                                ------------
         NET LOSS ON INVESTMENTS                                 (17,878,243)
----------------------------------------------------------------------------
NET DECREASE IN PARTICIPANTS' EQUITY RESULTING FROM
  OPERATIONS                                                    $(18,188,978)
============================================================================

                See accompanying Notes to Financial Statements.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                  STATEMENT OF CHANGES IN PARTICIPANTS' EQUITY
               CONTINENTAL ASSURANCE COMPANY SEPARATE ACCOUNT (B)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

YEAR ENDED DECEMBER 31                                              2000            1999
--------------------------------------------------------------------------------------------
From operations:
  Net investment loss                                           $   (310,735)   $   (263,924)
  Net realized gain on investments                                20,483,784      24,372,932
  Change in net unrealized (loss)/gain on investments            (38,362,027)     34,080,402
                                                                ------------    ------------
    Net (decrease)/increase in participants' equity
     resulting from operations                                   (18,188,978)     58,189,410
From unit transactions:
  Sales                                                            6,199,165       2,513,319
  Withdrawals                                                    (18,441,178)    (12,394,214)
                                                                ------------    ------------
      Net decrease in participants' equity resulting from
       unit transactions                                         (12,242,013)     (9,880,895)
                                                                ------------    ------------
      TOTAL (DECREASE)/INCREASE IN PARTICIPANTS' EQUITY          (30,430,991)     48,308,515
Participants' equity, January 1                                  227,654,341     179,345,826
--------------------------------------------------------------------------------------------
PARTICIPANTS' EQUITY, DECEMBER 31                               $197,223,350    $227,654,341
--------------------------------------------------------------------------------------------

                See accompanying Notes to Financial Statements.

--------------------------------------------------------------------------------
                         NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
                    NOTE 1. SIGNIFICANT ACCOUNTING POLICIES
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

ORGANIZATION
     Continental Assurance Company Separate Account (B) is registered under the Investment Company Act of 1940, as amended, as an open-end diversified management investment company. Separate Account (B) is part of the Continental Assurance Company (CAC), an Illinois life insurance company which is a wholly-owned subsidiary of Continental Casualty Company (Casualty). Casualty is wholly-owned by CNA Financial Corporation (CNA). Loews Corporation owns approximately 87% of the outstanding common stock of CNA.
     The operations of CAC include the sale of certain variable annuity contracts, the proceeds of which are invested in Separate Account (B). CAC also provides investment advisory and administrative services to Separate Account (B) for a fee.
     The assets and liabilities of Separate Account (B) are segregated from those of CAC.

INVESTMENTS
     Investments in securities traded on national securities exchanges are valued at the last reported sales price.
     Securities not traded on a national exchange are valued at the bid price of over-the-counter market quotations. Short-term notes are valued at cost plus accrued discount or interest (amortized cost) which approximates market.
     Net realized gains and losses on sales of securities are determined as the difference between proceeds and cost, using the specific identification method. There are no differences in cost for financial statement and Federal income tax purposes.
     Security transactions are accounted for on the trade date. Dividend income is recorded on the ex-dividend date.
     Separate Account (B) may loan securities, up to a maximum of 25% of its net assets, to brokers under loan agreements which are fully secured by cash or government securities. Loaned securities are not reported herein as purchases or sales since Separate Account (B) remains the owner of the loaned securities. As of December 31, 2000 no investment securities owned by Separate Account (B) were loaned to brokers under loan agreements.

FEDERAL INCOME TAXES
     Under existing Federal income tax law, no taxes are payable by Separate Account (B) on the net investment income and net gain on investments, which are reinvested in Separate Account (B) and taken into account in determining unit values.

OTHER
     The preparation of financial statements in conformity with accounting principals generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                   NOTE 2. PARTICIPANTS' EQUITY -- NET ASSETS
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     Participants' equity -- net assets consisted of the following:

-------------------------------------------------------------------------------------------------
DECEMBER 31                                                      2000                1999
-------------------------------------------------------------------------------------------------
From operations:
    Accumulated investment income-net                         $ 51,919,527   $     52,230,262
    Accumulated net realized gain on investment transactions   154,918,651        134,434,867
    Accumulated unrealized gain                                 77,968,148        108,747,051
    Accumulated unrealized loss                                (10,422,928)        (2,839,804)
                                                              ------------   ----------------
      Accumulated income                                      $274,383,398   $    292,572,376
From unit transactions:
    Accumulated withdrawals of units, net of sales             (77,160,048)       (64,918,035)
-------------------------------------------------------------------------------------------------
TOTAL PARTICIPANTS' EQUITY-NET ASSETS                         $197,223,350   $    227,654,341
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                              NOTE 3. INVESTMENTS
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

NET REALIZED GAIN ON INVESTMENTS
YEAR ENDED DECEMBER 31                                                            2000
-----------------------------------------------------------------------------------------------
Aggregate proceeds                                                           $1,153,912,346
Aggregate cost                                                                1,133,428,562
-----------------------------------------------------------------------------------------------
    Net realized gain                                                        $   20,483,784
-----------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------
CHANGE IN NET UNREALIZED GAIN/(LOSS) ON INVESTMENTS
YEAR ENDED DECEMBER 31                                                            2000
-----------------------------------------------------------------------------------------------
Net unrealized loss on investments
    Balance December 31                                                      $   67,545,220
    Less Balance, January 1                                                     105,907,247
-----------------------------------------------------------------------------------------------
    Change in net unrealized loss                                            $  (38,362,027)
-----------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------
AGGREGATE COST OF SECURITIES PURCHASED
YEAR ENDED DECEMBER 31                                                            2000
-----------------------------------------------------------------------------------------------
Common stocks                                                                $   76,938,482
Preferred Stocks                                                                    470,625
Short-term notes                                                              1,063,561,432
-----------------------------------------------------------------------------------------------
    Total purchases                                                          $1,140,970,539
-----------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                            NOTE 4. MANAGEMENT FEES
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     Separate Account (B) pays fees to CAC for investment advisory and management services under an advisory agreement, "The Investment Advisory Agreement", which are set by contract at one-half of one percent per annum of the average daily net assets of Separate Account (B).

     The Investment Advisory Agreement additionally provides for the reimbursement to CAC for certain legal, accounting and other expenses. Such reimbursement of service fees is computed at the rate of 0.33 of one percent per annum of the average daily net assets of Separate Account (B).

     Participants pay fees directly to CAC for sales and administrative services. Sales fees represent costs paid by participants upon purchase of additional accumulation units; administrative fees are deducted annually from certain participants' accounts.

--------------------------------------------------------------------------------
FEES AND EXPENSES PAID TO CAC
YEAR ENDED DECEMBER 31                                             2000
--------------------------------------------------------------------------
Investment advisory fees                                        $1,112,478
Service fees                                                       734,236
                                                                ----------
      Total fees charged to participants' equity                 1,846,714
Sales and administrative fees paid by participants                   1,956
--------------------------------------------------------------------------
      Total                                                     $1,848,670
--------------------------------------------------------------------------
--------------------------------------------------------------------------

--------------------------------------------------------------------------------
                    NOTE 5. DERIVATIVE FINANCIAL INSTRUMENTS
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     Separate Account (B) invests from time to time in certain derivative financial instruments; primarily call options, to increase investment returns.

     Derivatives are carried at fair value which generally reflects the estimated amounts that Separate Account (B) would receive or pay upon termination of the contracts at the reporting date. Dealer quotes are available for all of Separate Account (B)'s derivatives.

     The fair values associated with these instruments are generally affected by changes in the underlying stock price. The credit risk associated with these instruments is minimal as all transactions are cleared through security exchanges.

     A summary of the aggregated notional amounts and estimated market values of call options at December 31, 2000, as well as the monthly average market values, the average market values and the recognized gain, are presented below.

                                  CALL OPTIONS
--------------------------------------------------------------------------------

YEAR ENDED DECEMBER 31                                             2000
--------------------------------------------------------------------------
NOTIONAL VALUE                                                  $5,000,000
MARKET VALUE                                                       (40,063)
MONTHLY AVERAGE                                                    (16,195)
NET REALIZED GAIN                                               $3,541,442

--------------------------------------------------------------------------------
     These options were collateralized by stock with a market value of $4,316,875 at December 31, 2000.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                          NOTE 6. ACCOUNTING STANDARDS
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, which is effective for all fiscal years beginning after June 15, 2000. This statement requires that an entity recognize all derivative instruments as either assets or liabilities in the balance sheet and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to change in the fair value or a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security, or a foreign-currency-denominated forecasted transaction. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation.

     Separate Account (B) intends to adopt SFAS 133 effective January 1, 2001. Separate Account (B) management does not expect the initial adoption of SFAS 133 to have a significant impact on the financial position, results of operations, or cash flows of Separate Account (B).

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                          INDEPENDENT AUDITORS' REPORT
               CONTINENTAL ASSURANCE COMPANY SEPARATE ACCOUNT (B)
--------------------------------------------------------------------------------

The Committee Members and the Participants of
Continental Assurance Company Separate Account (B)

     We have audited the accompanying statement of assets and liabilities of Continental Assurance Company Separate Account (B) ("Separate Account") (a separate account of Continental Assurance Company, which is an affiliate of CNA Financial Corporation, an affiliate of Loews Corporation), including the schedule of investments, as of December 31, 2000, and the related statements of operations for the year then ended, the statement of changes in participants' equity for each of the two years in the period then ended, and the financial highlights for each of the five years in the period then ended. These financial statements and financial highlights are the responsibility of the Separate Account's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of December 31, 2000, by correspondence with the custodian and brokers. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Continental Assurance Company Separate Account (B) as of December 31, 2000, and the results of its operations for the year then ended, the changes in its net assets for each of the two years in the period then ended, and financial highlights for each of the five years in the period then ended, in conformity with accounting principles generally accepted in the United States of America.

Deloitte & Touche LLP
Chicago, Illinois
February 19, 2001

--------------------------------------------------------------------------------
                                        14